Exhibit 99.1

NYSE: WMB

Date:   April 30, 2009
Williams Reports First-Quarter 2009 Financial Results
•	Non-cash, Non-Recurring Venezuela Impairments Lead to Loss for 1Q 2009

•	Recurring Adjusted Earnings of $128 Million, $0.22 Per Share in 1Q

•	Lower Energy Commodity Prices Impact 1Q Recurring Adjusted Results

•	Gas Pipeline Results Remain Steady

•	Guidance Updated to Reflect Lower Expected Natural Gas Prices, Unusual Items

•	Analyst Day Set for May 12 in New York

Quarterly Summary Financial Information	1Q 2009		1Q 2008
Per share amounts are reported on a fully diluted basis. All
amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share
Income (loss) from continuing operations	($165)	($0.29)	$416	$0.70
Income (loss) from discontinued operations	(7)	(0.01)	84	0.14

Net income (loss) attributable to The Williams Companies, Inc.	($172)	($0.30)	$500	$0.84

Recurring income from continuing operations*	$106	$0.18	$343	$0.57
After-tax mark-to-market adjustments	22	0.04	(2)	—

Recurring income from continuing operations — after mark-to-market adjustments*	$128	$0.22	$341	$0.57

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.

     TULSA, Okla. — Williams (NYSE:WMB) announced an unaudited net loss attributable to Williams, for first-quarter 2009 of $172 million, or $0.30 per share on a diluted basis, compared with net income of $500 million, or $0.84 per share on a diluted basis for first-quarter 2008.
     The drivers of the first-quarter loss attributable to Williams were non-cash charges of approximately $241 million related to the company’s operations and investments in Venezuela. These charges were detailed in the company’s April 29 news release on the topic.
     Lower energy commodity prices in first-quarter 2009 impacted results in Exploration & Production and Midstream, as both businesses’ results were significantly lower than first-quarter 2008. The company also recorded $34 million in expenses associated with the early termination of rig contracts in the first quarter. There is more detail on each business in their respective sections of this news release.

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 1 of 9

     Other factors that contributed to the lower first-quarter 2009 results were the absence of a $118 million pre-tax gain on the sale of certain international interests in first-quarter 2008, as well as higher income from discontinued operations in the 2008 period.
     Gas Pipeline’s results, as expected, were steady despite the much lower commodity prices. Other factors that served to mitigate the effect of falling commodity prices include higher natural gas production; Exploration & Production’s hedge positions, which cover a significant portion of its production; and fee-based revenues from certain of Midstream’s gathering and processing services.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, was $128 million, or $0.22 per share for first-quarter 2009. On the same adjusted basis, recurring income from continuing operations was $341 million, or $0.57 per share, for first-quarter 2008.
     The lower recurring adjusted results were due primarily to dramatically lower energy commodity prices in first-quarter 2009, compared with the relatively high prices during first-quarter 2008. The lower prices contributed to lower recurring results in the exploration and production and midstream businesses.
     The steady results in Gas Pipeline, as well as Exploration & Production’s hedge positions and fee-based revenues in Midstream, partially offset some of negative effect of the lower commodity prices.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
2009 Updated Guidance
     Williams has updated its outlook for commodity price assumptions and its earnings, cash flow and capital expenditure outlook for 2009. The table below illustrates the company’s current expectation for energy commodity prices and the corresponding effect on its results. Presented for comparison are the company’s previous expectations as of Feb. 19 when it reported year-end 2008 results.
Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 2 of 9

	2009 Assumptions	2009 Assumptions
	as of April 30, 2009	as of Feb. 19, 2009
Natural Gas ($/MMBtu)
NYMEX	$4.00 - $5.00	$4.50 - $6.00
Rockies	$2.50 - $3.50	$3.00 - $4.50
San Juan/Mid-Continent	$2.75 - $3.75	$3.75 - $5.00
Crude Oil — WTI ($/barrell)	$45 - $60	$40 - $60
Crude-to-Natural Gas Ratio	11.3x - 12.0x	8.9x - 10.0x
Average NGL Margins ($/gallon)	$0.23 - $0.38	$0.22 - $0.35
Capital Expenditures*	$2,250 - $2,550	$2,150 - $2,450
Cash Flow from Operations*	$1,900 - $2,100	$1,900 - $2,200
Recurring Adjusted EPS	$0.55 - $0.95	$0.60 - $1.10

*	Capital Expenditures and Cash Flow from Operations are in millions of dollars.

     Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted to remove the effect of mark-to-market accounting.
     For 2009, Williams has lowered its consolidated segment profit guidance to a range of $1,325 million to $1,850 million and earnings per share of $0.55 to $0.95. The previous ranges were $1,350 million to $1,925 million and earnings per share of $0.60 to $1.10. The updated expectations for 2009 reflect lower expected net realized average prices on the company’s natural gas production, the expected absence of segment profit from the Venezuela operations, the previously announced increased support for Williams Partners L.P. (NYSE: WPZ), and higher interest expense.
     Williams is increasing its previous capital expenditure guidance for 2009 by $100 million. The new range is $2,250 million to $2,550 million. The previous range was $2,150 million to $2,450 million. The increase in the company’s total capital spending guidance for 2009 primarily reflects the company’s previously announced agreement to purchase a 51-percent ownership interest in a newly formed midstream joint venture with Atlas Pipeline Partners L.P. (NYSE: APL).
CEO Perspective
     “First-quarter 2009 presented a dramatically different economic and energy commodity environment than first-quarter 2008,” said Steve Malcolm, chairman, president and chief executive officer. “While this year’s earnings were much lower compared with last year’s robust results, we are continuing to execute our 2009 priorities in a very tough environment.
     “We are maintaining our strong balance sheet and liquidity — which totaled more than $3 billion at the end of the quarter — and we continue to drive down operating costs through rigorous execution and discipline,” Malcolm said.
Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 3 of 9

     “We also are employing a flexible capital spending plan. While it is significantly reduced from ’08 levels, we can still seize compelling and disciplined growth opportunities, such as our midstream joint venture in the Marcellus Shale and the new NGL pipeline in Canada.”
Business Segment Performance

Consolidated Segment Profit (Loss)	1Q
Amounts in millions	2009	2008
Exploration & Production	$78	$430
Midstream Gas & Liquids	(291)	261
Gas Pipeline	179	180

	($34)	$871
Gas Marketing Services	($2)	$21
Other	1	1

Consolidated Segment Profit (Loss)	($35)	$893

Recurring Consolidated Segment Profit After
Mark-to-Market Adjustments*	1Q
Amounts in millions	2009	2008
Exploration & Production	$117	$312
Midstream Gas & Liquids	81	261
Gas Pipeline	179	180

	$377	$753
Gas Marketing after MTM Adjustments	$34	$18
Other	1	1

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$412	$772

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.

Exploration & Production
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.
     The business reported segment profit of $78 million for first-quarter 2009, compared with segment profit of $430 million in first-quarter 2008. The prior period includes a $118 million pre-tax gain on the sale of certain international interests.
     The significant decline in segment profit during the first quarter was due to much lower net realized average prices for natural gas. Higher depletion, depreciation and amortization expenses based on a higher level of production volumes and increased capital costs also impacted the first-quarter segment profit. The company also recorded the previously referenced $34 million in expenses associated with the early termination of rig
Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 4 of 9

contracts in the first quarter. These termination expenses were a result of reductions in 2009 drilling activities in the Piceance basin.
     Higher natural gas production partially offset these negative impacts in the first quarter. Although natural gas production grew significantly from first-quarter 2008 to first-quarter 2009, production is expected to decline somewhat throughout 2009 because of the company’s reduced rig count.

Average Daily Production	1Q
Amounts in million cubic feet equivalent
of natural gas (MMcfe)	2009	2008	Growth rate
Piceance Basin	710	607	17%
Powder River Basin	265	209	27%
Other Basins	250	197	27%
U.S. Interests only	1,225	1,013	21%
U.S. & International Interests	1,278	1,062	20%
     During first-quarter 2009, Williams’ net realized average price for U.S. production was $4.21 per thousand cubic feet of natural gas equivalent (Mcfe), which was 36 percent lower than the $6.58 per Mcfe realized in first-quarter 2008.
Midstream Gas & Liquids
     Midstream provides natural gas gathering and processing, deepwater production handling and oil transportation, natural gas liquids (NGL) fractionation and storage services and olefins production.
     The business reported a segment loss of $291 million for first-quarter 2009, compared with segment profit of $261 million for first-quarter 2008.
     The significant decline in segment profit for the year is primarily because of the non-cash charges related to the company’s Venezuela assets. As noted earlier, these charges were fully detailed in the company’s April 29 news release on the subject.
     Midstream’s recurring segment profit for first-quarter 2009 was $81 million, compared with $261 million on a recurring basis in first-quarter 2008.
     The decline on a recurring basis was primarily due to significantly lower NGL margins. Although decreases in gas prices and lower NGL transportation costs on Overland Pass Pipeline partially mitigated the unfavorable impact of lower NGL prices, per-unit margins were 69 percent lower and overall NGL margins were $138 million lower.
     The Venezuela operating results also contributed to the decline in recurring segment profit in the first quarter, as the 2008 period included $26 million related to those operations. Beginning in 2009, the company ceased recognizing Venezuela-related revenue and began reporting the results of its Venezuela operations as non-recurring.
     NGL equity volumes sold in first-quarter 2009 were slightly lower at 292 million gallons compared with 308 million gallons in the same period in 2008. NGL volumes were unfavorably impacted in the first-quarter

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 5 of 9

2008 primarily due to an increase in inventory as the company transitioned from selling at the plant to shipping volumes through a third-party pipeline for sale downstream.
     During first-quarter 2009, volumes were unfavorably impacted primarily due to periods of reduced NGL recoveries, primarily in the Gulf Coast region. The reduced NGL recoveries were due to unfavorable NGL economics. Also, certain gas processing agreements converted from keep-whole to fee-based, which further reduced equity volumes during the quarter.
Gas Pipeline
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported first-quarter 2009 segment profit of $179 million, compared with $180 million for first-quarter 2008.
     During first-quarter 2009, Gas Pipeline had increased revenues from the Sentinel expansion, which was placed in service in December 2008, and Transco’s Park and Loan service. The business also had lower project development costs and increased earnings from the company’s 50-percent interest in Gulfstream Natural Gas Systems LLC.
     These increases were offset by higher operating costs, resulting primarily from higher depreciation, operational and maintenance, and pension expenses.
Gas Marketing Services
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging NGLs for Midstream.
     In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges. It also provides marketing services to third-party customers and suppliers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business, which have been reduced to a minimal level.

Gas Marketing Recurring Segment Profit Adjusted for
Mark-to-Market Effect*	1Q
Amounts in millions	2009	2008
Segment profit (loss)	($2)	$21
Nonrecurring adjustments	—	—

Recurring segment profit (loss)	($2)	$21
Mark-to-market adjustments	36	(3)

Recurring segment profit after MTM adjustments	$34	$18

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 6 of 9

     The increase in Gas Marketing’s recurring segment profit after mark-to-market adjustments was primarily the result of a $7 million increase in realized gains associated with risk management activities on contracted storage and a $13 million decrease in realized losses associated with certain proprietary and legacy positions.
     These gains were offset by a $7 million write down of storage inventory to market prices at March 31, 2009.
     Although not significant for the first-quarter 2009 results, the company expects in the future to have some level of mark-to-market volatility in Gas Marketing Services, primarily from natural gas storage hedging.
Williams’ Liquidity, Financial Strength Remain Strong
     As of April 28, 2009, Williams had approximately $1.8 billion of cash and cash equivalents, which included approximately $1.2 billion in available U.S. unrestricted cash. The company also had approximately $1.8 billion of available credit capacity under the company’s credit facilities, excluding $500 million in credit facilities that expire in 2009. On that same basis, Williams’ total liquidity as of April 28 was in excess of $3.0 billion.
     Williams has no significant debt maturities until 2011 and the company’s $1.43 billion primary credit facility does not expire until May 2012. Williams is rated investment grade by three of the major rating agencies.
Company to Host Analyst Meeting in New York City
     Williams will host an analyst meeting in New York City on Tuesday, May 12. During the meeting, the company’s senior management will present highlights and an overview of Williams and the master limited partnerships Williams Partners L.P. (NYSE: WPZ) and Williams Pipeline Partners L.P. (NYSE: WMZ).
     The meeting will begin at 8:30 a.m. EDT. The morning session will focus on Williams, while the afternoon session will focus on the two MLPs.
     Both sessions will be broadcast live via webcast. Participants are encouraged to access the webcast at www.williams.com, www.williamslp.com, or www.williamspipelinepartners.com. Slides will be available the morning of May 12 on all three web sites for viewing, downloading and printing.
     A replay of the analyst meeting webcast will be available for two weeks following the event at the web sites listed above.
Today’s Analyst Call
     Management will discuss the first-quarter 2009 results and outlook for 2009 during a live webcast beginning at 9:30 a.m. EDT today. Participants are encouraged to access the webcast and corresponding slides for viewing, downloading and printing at www.williams.com.

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 7 of 9

     A limited number of phone lines also will be available at (877) 548-7911. International callers should dial (719) 325-4928. Replays of the first-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-Q
     The company plans to file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
     Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078

# # #

     Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:
•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including the current economic slowdown and the disruption of global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 8 of 9

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	our exposure to the credit risks of our customers;

•	acts of terrorism, and

•	additional risks described in our filings with the Securities and Exchange Commission.
     Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

Williams (NYSE: WMB) First-Quarter 2009 Financial Results — April 30, 2009                    Page 9 of 9

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
March 31, 2009

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Recurring Earnings
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
| | | | | |
Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$416	$419	$369	$130	$1,334	$(165)

Income (loss) from continuing operations — diluted earnings per common share	$0.70	$0.70	$0.62	$0.23	$2.26	$(0.29)

Nonrecurring items:

Exploration & Production (E&P)
Gain on sale of Peru interests	$(118)	$(30)	$—	$—	$(148)	$—
Reserve for receivables from bankrupt counterparty	—	5	4	—	9	—
Impairments of property in the Arkoma basin	—	—	14	129	143	5
Accrual for Wyoming severance taxes	—	—	—	34	34	—
Penalties from early release of drilling rigs	—	—	—	—	—	34

Total Exploration & Production nonrecurring items	(118)	(25)	18	163	38	39

Gas Pipeline
Gain on sale of excess inventory gas — TGPL	—	(9)	—	—	(9)	—
Gain on sale of certain south Texas assets — TGPL	—	—	(10)	—	(10)	—

Total Gas Pipeline nonrecurring items	—	(9)	(10)	—	(19)	—

Midstream Gas & Liquids (MGL)
Impairment of Carbonate Trend pipeline	—	—	—	6	6	—
Involuntary conversion gain related to Ignacio gas processing plant	—	(3)	(6)	(3)	(12)	1
Reserve for receivables from bankrupt counterparty	—	1	—	—	1	—
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	(8)	—	(8)	—
Charges from Hurricanes Gustav & Ike	—	—	8	5	13	—
Involuntary conversion gain from hurricane damage at Cameron	—	—	—	(5)	(5)	—
Gulf Liquids litigation partial settlement	—	—	—	(32)	(32)	—
Loss associated with Venezuela operations and investments	—	—	—	—	—	371

Total Midstream Gas & Liquids nonrecurring items	—	(2)	(6)	(29)	(37)	372

Nonrecurring items included in segment profit (loss)	(118)	(36)	2	134	(18)	411

Nonrecurring items below segment profit (loss)
Interest related to Gulf Liquids litigation partial settlement — MGL	—	—	—	(11)	(11)	—
Interest related to Wyoming severance taxes — E&P	—	—	—	4	4	—
Loss associated with Venezuela operations and investments — MGL & E&P	—	—	—	—	—	15
Loss associated with Venezuela operations and investments attributable to noncontrolling interests — MGL	—	—	—	—	—	(69)

	—	—	—	(7)	(7)	(54)
Total nonrecurring items	(118)	(36)	2	127	(25)	357
Tax effect for above items [1]	(45)	(14)	1	49	(9)	86
Adjustment for nonrecurring tax-related items	—	—	—	—	—	—

Recurring income from continuing operations available to common stockholders	$343	$397	$370	$208	$1,318	$106

Recurring diluted earnings per common share	$0.57	$0.67	$0.63	$0.35	$2.23	$0.18

Weighted-average shares — diluted (thousands)	598,627	596,187	589,138	587,057	592,719	579,495

[1]	The tax effect for the first quarter of 2009 includes a benefit of $71 million related to Midstream’s impairments and write-offs associated with Venezuela operations.

Note: The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues	$3,204	$3,701	$3,245	$2,202	$12,352	$2,128

Segment costs and expenses:
Costs and operating expenses	2,353	2,719	2,364	1,720	9,156	1,668
Selling, general and administrative expenses	112	124	128	127	491	123
Provision for doubtful accounts and notes	(1)	7	5	2	13	50
Other (income) expense — net	(117)	(35)	—	70	(82)	270

Total segment costs and expenses	2,347	2,815	2,497	1,919	9,578	2,111

Equity earnings	36	37	54	10	137	23
Income (loss) from investments	—	—	—	1	1	(75)
Total segment profit (loss)	893	923	802	294	2,912	(35)

Reclass equity earnings	(36)	(37)	(54)	(10)	(137)	(23)
Reclass (income) loss from investments	—	—	—	(1)	(1)	75
General corporate expenses	(42)	(42)	(34)	(31)	(149)	(40)

Operating income (loss)	815	844	714	252	2,625	(23)

Interest accrued	(165)	(165)	(166)	(157)	(653)	(166)
Interest capitalized	8	16	16	19	59	20
Investing income (loss)	55	55	65	16	191	(61)
Early debt retirement costs	—	—	—	(1)	(1)	—
Other income (expense) — net	5	—	2	(7)	—	(2)

Income (loss) from continuing operations before income taxes	718	750	631	122	2,221	(232)
Provision (benefit) for income taxes	263	268	207	(25)	713	(15)

Income (loss) from continuing operations	455	482	424	147	1,508	(217)
Income (loss) from discontinued operations	84	18	(3)	(15)	84	(7)

Net income (loss)	$539	$500	$421	$132	$1,592	$(224)
Less: Net income (loss) attributable to noncontrolling interests	39	63	55	17	174	(52)

Net income (loss) attributable to The Williams Companies, Inc.	$500	$437	$366	$115	$1,418	$(172)

Amounts attributable to The Williams Companies, Inc.:
Income (loss) from continuing operations	$416	$419	$369	$130	$1,334	$(165)
Income (loss) from discontinued operations	84	18	(3)	(15)	84	(7)

Net income (loss)	$500	$437	$366	$115	$1,418	$(172)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.70	$0.70	$0.62	$0.23	$2.26	$(0.29)
Income (loss) from discontinued operations	0.14	0.03	—	(0.03)	0.14	(0.01)

Net income (loss)	$0.84	$0.73	$0.62	$0.20	$2.40	$(0.30)

Weighted-average number of shares used in computation (thousands)	598,627	596,187	589,138	587,057	592,719	579,495

Common shares outstanding at end of period (thousands)	584,025	579,117	578,641	579,052	579,052	580,072

Market price per common share (end of period)	$32.98	$40.31	$23.65	$14.48	$14.48	$11.38

Common dividends per share	$0.10	$0.11	$0.11	$0.11	$0.43	$0.11

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit (Loss) to Recurring Segment Profit (Loss)
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Segment profit (loss):

Exploration & Production	$430	$496	$361	$(27)	$1,260	$78
Gas Pipeline	180	179	173	157	689	179
Midstream Gas & Liquids	261	295	254	153	963	(291)
Gas Marketing Services	21	(46)	16	12	3	(2)
Other	1	(1)	(2)	(1)	(3)	1

Total segment profit (loss)	$893	$923	$802	$294	$2,912	$(35)

Nonrecurring adjustments:

Exploration & Production	$(118)	$(25)	$18	$163	$38	$39
Gas Pipeline	—	(9)	(10)	—	(19)	—
Midstream Gas & Liquids	—	(2)	(6)	(29)	(37)	372
Gas Marketing Services	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(118)	$(36)	$2	$134	$(18)	$411

Recurring segment profit (loss):

Exploration & Production	$312	$471	$379	$136	$1,298	$117
Gas Pipeline	180	170	163	157	670	179
Midstream Gas & Liquids	261	293	248	124	926	81
Gas Marketing Services	21	(46)	16	12	3	(2)
Other	1	(1)	(2)	(1)	(3)	1

Total recurring segment profit	$775	$887	$804	$428	$2,894	$376

Note:	Segment profit (loss) includes equity earnings and income (loss) from investments reported in investing income (loss) in the Consolidated Statement of Operations. Equity earnings results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Exploration & Production
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Production	$617	$826	$715	$486	$2,644	$479
Gas management	86	106	95	68	355	48
Net nonqualified hedge derivative income (loss)	(2)	(14)	18	(1)	1	(2)
International	17	19	18	18	72	17
Other	10	11	15	13	49	11

Total revenues	728	948	861	584	3,121	553
Segment costs and expenses:
Depreciation, depletion and amortization (including International)	166	182	187	202	737	219
Lease and other operating expenses	60	61	72	73	266	71
Operating taxes	49	69	65	56	239	28
Exploration expense	2	1	3	21	27	12
Third party gathering expense	10	13	12	15	50	15
Selling, general and administrative expenses (including International)	37	44	49	46	176	43
Gas management expenses	84	105	94	65	348	47
International (excluding DD&A and SG&A)	6	10	9	11	36	7
Other (income) expense — net	(113)	(27)	14	128	2	37

Total segment costs and expenses	301	458	505	617	1,881	479
Equity earnings	3	6	5	6	20	4

Reported segment profit	430	496	361	(27)	1,260	78
Nonrecurring adjustments	(118)	(25)	18	163	38	39

Recurring segment profit	$312	$471	$379	$136	$1,298	$117

Operating statistics
Domestic:
Total domestic net volumes (Bcfe)	92.2	101.0	100.8	106.4	400.4	110.3
Net domestic volumes per day (MMcfe/d)	1,013	1,110	1,096	1,156	1,094	1,225
Net domestic realized price ($/Mcfe)	$6.580	$8.056	$6.971	$4.428	$6.479	$4.205
Production taxes per Mcfe	$0.529	$0.683	$0.648	$0.525	$0.597	$0.254
Lease and other operating expense per Mcfe	$0.653	$0.606	$0.712	$0.685	$0.664	$0.649

(1)	Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.7	5.7	5.9	6.0	23.3	6.1
Volumes per day (MMcfe/d)	63	62	64	66	64	67
Volumes net to Williams (after minority interest) (Bcfe)	4.5	4.4	4.6	4.8	18.3	4.7
Volumes net to Williams per day (MMcfe/d)	49	49	50	52	50	53

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	96.7	105.4	105.4	111.2	418.7	115.0
Volumes net to Williams per day (MMcfe/d)	1,062	1,159	1,146	1,208	1,144	1,278

Gas Pipeline
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Northwest Pipeline	$107	$107	$108	$113	$435	$112
Transcontinental Gas Pipe Line	305	299	299	296	1,199	290
Other	1	—	—	(1)	—	(1)

Total revenues	413	406	407	408	1,634	401
Segment costs and expenses:
Costs and operating expenses	201	207	210	222	840	195
Selling, general and administrative expenses	36	40	42	39	157	42
Other (income) expense — net	6	(5)	3	3	7	—

Total segment costs and expenses	243	242	255	264	1,004	237
Equity earnings	10	15	21	13	59	15
Reported segment profit:
Northwest Pipeline	53	52	56	57	218	58
Transcontinental Gas Pipe Line	121	118	107	91	437	106
Other	6	9	10	9	34	15

Total reported segment profit	180	179	173	157	689	179
Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—
Transcontinental Gas Pipe Line	—	(9)	(10)	—	(19)	—

Total nonrecurring adjustments	—	(9)	(10)	—	(19)	—
Recurring segment profit:
Northwest Pipeline	53	52	56	57	218	58
Transcontinental Gas Pipe Line	121	109	97	91	418	106
Other	6	9	10	9	34	15

Total recurring segment profit	$180	$170	$163	$157	$670	$179

Operating statistics

Northwest Pipeline
Throughput (TBtu)	219.8	171.0	179.5	211.1	781.4	224.0
Average daily transportation volumes (TBtu)	2.4	1.9	2.0	2.3	2.1	2.5
Average daily firm reserved capacity (TBtu)	2.6	2.5	2.5	2.5	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	536.5	443.0	448.5	482.4	1,910.4	549.7
Average daily transportation volumes (TBtu)	5.9	4.9	4.9	5.2	5.2	6.1
Average daily firm reserved capacity (TBtu)	7.0	6.7	6.6	6.8	6.8	7.0

Midstream Gas & Liquids
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Gathering & processing	$97	$108	$105	$104	$414	$107
Venezuela fee revenue	40	44	43	39	166	—
NGL sales from gas processing	383	473	397	270	1,523	150
Production handling and transportation	27	29	24	28	108	33
Olefins sales (including Gulf and Canada)	325	335	319	146	1,125	143
Marketing sales	1,178	1,372	1,094	533	4,177	657
Other revenues	51	57	50	58	216	38

	2,101	2,418	2,032	1,178	7,729	1,128
Intrasegment eliminations	(544)	(664)	(596)	(283)	(2,087)	(229)

Total revenues	1,557	1,754	1,436	895	5,642	899
Segment costs and expenses:
NGL cost of goods sold	187	286	196	101	770	92
Olefins cost of goods sold	280	279	288	132	979	119
Marketing cost of goods sold	1,180	1,357	1,118	615	4,270	652
Venezuela operating costs	21	22	20	23	86	18
Operating costs	168	157	165	172	662	153
Other
Selling, general and administrative expenses	34	39	36	35	144	83
Other (income) expense — net	(7)	(1)	(17)	(61)	(86)	231
Intrasegment eliminations	(544)	(664)	(596)	(283)	(2,087)	(229)

Total segment costs and expenses	1,319	1,475	1,210	734	4,738	1,119
Equity earnings	23	16	28	(9)	58	4
Income from investments	—	—	—	1	1	(75)

Reported segment profit	261	295	254	153	963	(291)
Nonrecurring adjustments	—	(2)	(6)	(29)	(37)	372

Recurring segment profit	$261	$293	$248	$124	$926	$81

Operating statistics
Domestic Gathering and Processing Gathering volumes (TBtu)	234	268	254	257	1,013	255
Plant inlet natural gas volumes (TBtu)	325	337	328	321	1,311	317
NGL equity sales (million gallons) *	308	366	272	285	1,231	292
NGL margin ($/gallon)	$0.64	$0.51	$0.74	$0.59	$0.61	$0.20
NGL production (million gallons) *	634	645	555	538	2,372	579
Olefins
Canadian NGL equity sales (million gallons)	33	22	20	37	112	36
Olefins sales (Ethylene & Propylene) (million lbs)	457	428	407	313	1,605	459
Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	37	23	21	4	85	12
NGL production (million gallons)	70	58	43	10	181	30

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues	$1,650	$2,010	$1,716	$1,036	$6,412	$867
Segment costs and expenses:
Costs and operating expenses	1,625	2,049	1,695	1,019	6,388	864
Selling, general and administrative expenses	4	7	4	5	20	5
Other expense — net	—	—	1	—	1	—

Total segment costs and expenses	1,629	2,056	1,700	1,024	6,409	869
Reported segment profit (loss)	21	(46)	16	12	3	(2)
Nonrecurring adjustments	—	—	—	—	—	—

Recurring segment profit (loss)	$21	$(46)	$16	$12	$3	$(2)

Capital Expenditures and Investments
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Capital expenditures:
Exploration & Production	$391	$711	$800	$617	$2,519	$320
Gas Pipeline:
Northwest Pipeline	13	16	29	21	79	6
Transcontinental Gas Pipe Line	53	43	53	78	227	22
Other	1	(1)	—	—	—	—

Total	67	58	82	99	306	28
Midstream Gas & Liquids	105	205	141	157	608	132
Gas Marketing Services	—	—	1	—	1	—
Other	16	8	8	9	41	4

Total	$579	$982	$1,032	$882	$3,475	$484

Purchase of investments:
Exploration & Production	—	3	3	(3)	3	—
Gas Pipeline	20	28	36	8	92	10
Midstream Gas & Liquids	—	—	—	—	—	3
Other	—	16	(1)	1	16	—

Total	$20	$47	$38	$6	$111	$13

Summary:
Exploration & Production	$391	$714	$803	$614	$2,522	$320
Gas Pipeline	87	86	118	107	398	38
Midstream Gas & Liquids	105	205	141	157	608	135
Gas Marketing Services	—	—	1	—	1	—
Other	16	24	7	10	57	4

Total	$599	$1,029	$1,070	$888	$3,586	$497

Cumulative summary:
Exploration & Production	$391	$1,105	$1,908	$2,522	$2,522	$320
Gas Pipeline	87	173	291	398	398	38
Midstream Gas & Liquids	105	310	451	608	608	135
Gas Marketing Services	—	—	1	1	1	—
Other	16	40	47	57	57	4

Total	$599	$1,628	$2,698	$3,586	$3,586	$497

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Depreciation, depletion and amortization:
Exploration & Production	$165	$180	$190	$202	$737	$219
Gas Pipeline:
Northwest Pipeline	22	21	21	22	86	22
Transcontinental Gas Pipe Line	55	59	59	62	235	61

Total	77	80	80	84	321	83
Midstream Gas & Liquids	55	55	58	65	233	61
Gas Marketing Services	1	—	—	—	1	—
Other	4	3	5	6	18	4

Total	$302	$318	$333	$357	$1,310	$367

Other selected financial data:
Cash and cash equivalents	$2,240	$1,937	$1,524	$1,439	$1,439	$1,786

Total assets	$27,172	$31,216	$26,893	$26,006	$26,006	$25,368

Capital structure:
Debt
Current	$85	$83	$84	$196	$196	$164
Noncurrent	$7,799	$7,869	$7,827	$7,683	$7,683	$8,278
Stockholders’ equity	$7,801	$7,652	$8,574	$8,440	$8,440	$8,326
Debt to debt-plus-stockholders’ equity ratio	50.3%	51.0%	48.0%	48.3%	48.3%	50.3%

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	First Quarter
	2009	2008
Recurring income from cont. ops available to common shareholders	$106	$343
Recurring diluted earnings per common share	$0.18	$0.57
Mark-to-Market (MTM) adjustments for Gas Marketing	36	(3)
Tax effect of total MTM adjustments	(14)	1

After tax MTM adjustments	22	(2)
Recurring income from cont. ops available to common shareholders after MTM adjust.	$128	$341
Recurring diluted earnings per share after MTM adj.	$0.22	$0.57
weighted average shares — diluted (thousands)	579,495	598,627

Note: all amounts attributable to Williams
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.

Non-GAAP Measures:
     This press release includes certain financial measures, recurring earnings and recurring segment profit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to Gas Marketing Services’ derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.